                                CREDIT AGREEMENT

    CREDIT AGREEMENT (this "AGREEMENT") dated as of March 4, 1998, between HAMBRECHT & QUIST CALIFORNIA (the "BORROWER") and SWISS BANK CORPORATION, NEW YORK BRANCH ("SBC").

                             W I T N E S S E T H :

    WHEREAS, subject to and upon the terms and conditions set forth herein, SBC is willing to make available to the Borrower the credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

    1. THE FACILITY. Subject to and upon the terms and conditions set forth herein, SBC may in its discretion make advances (the "ADVANCES") to the Borrower as follows:

        (a) At any time and from time to time prior to October 5, 1998, Advances (the "TRANCHE A ADVANCES") in an aggregate principal amount not exceeding at any time U.S. $9,339,210 (Nine Million Three Hundred Thirty-Nine Thousand Two Hundred Ten U.S. Dollars);

        (b) At any time and from time to time prior to October 19, 1998, Advances (the "TRANCHE B ADVANCES") in an aggregate principal amount not exceeding at any time U.S. $7,471,368 (Seven Million Four Hundred Seventy-One Thousand Three Hundred Sixty-Eight U.S. Dollars); and

        (c) At any time and from time to time prior to November 2, 1998, Advances (the "TRANCHE C ADVANCES") in an aggregate principal amount not exceeding at any time U.S. $9,897,824 (Nine Million Eight Hundred Ninety-Seven Thousand Eight Hundred Twenty-Four U.S. Dollars).

    It is understood that the aggregate principal amount of Advances outstanding shall at no time exceed U.S. $26,708,402 (Twenty-Six Million Seven Hundred Eight Thousand Four Hundred Two U.S. Dollars) (as such amount may decrease from time to time as the tranches (each, a "TRANCHE") described in clauses (a) - (c) above expire or are canceled, the "FACILITY"), and that, subject to the provisions of
Section 2 hereof, the Advances shall be secured by a pledge of certain shares (the "Shares") of World Access, Inc. (the "ISSUER") owned by the Borrower, described in a Representation Letter Regarding Underlying Shares delivered to SBC dated February 25, 1998 (the "REPRESENTATION LETTER") and pledged to SBC pursuant to that certain ISDA Credit Support Annex to the Schedule to the ISDA Master Agreement dated as of February 26, 1998 (the "SECURITY AGREEMENT") executed between the Borrower and SBC. Within the limits of the Facility and otherwise as provided herein, including the parameters of each Tranche, the Borrower may borrow, repay and reborrow.

    2. ALLOCATION OF COLLATERAL. (a) The 500,000 Shares subject to that certain put option and call option transaction entered into between Swiss Bank Corporation, London Branch and the Borrower on March 3, 1998 (and having an expiration date of October 5, 1998), and delivered by the Borrower to Swiss Bank Corporation pursuant to the Security Agreement, shall primarily serve as collateral security for the Tranche A Advances.

    (b) The 400,000 Shares subject to that certain put option and call option transaction entered into between Swiss Bank Corporation, London Branch and the Borrower on March 3, 1998 (and having an expiration date of October 19, 1998), and delivered by the Borrower to Swiss Bank Corporation pursuant to the Security Agreement, shall primarily serve as collateral security for the Tranche B Advances.

    (c) The 529,907 Shares subject to that certain put option and call option transaction entered into between Swiss Bank Corporation, London Branch and the Borrower on March 3, 1998 (and having an expiration date of November 2, 1998), and delivered by the Borrower to Swiss Bank Corporation pursuant to the Security Agreement, shall primarily serve as collateral security for the Tranche C Advances.

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    All substitutions and withdrawals of collateral will be subject to the
Bank's approval and Regulation U of the Board of Governors of the Federal Reserve System ("REG U").

    Only after payment in full of all obligations of the Borrower with respect to the Advances for which any Shares primarily serve as collateral security shall any proceeds of such Shares be applied toward any other obligations of the Borrower.

    All Shares identified in clauses (a)-(c) above and, in addition, any other Shares deposited with Swiss Bank Corporation shall constitute Posted Collateral within the meaning of the Security Agreement and collateral security for the Borrower's obligations hereunder. This Agreement is the Credit Agreement referred to in the Security Agreement.

    3. PURPOSE. The Borrower shall use the Advances for purposes other than buying or carrying margin stock (within the meaning of Reg U). The Borrower agrees to indemnify SBC and hold SBC harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for SBC in connection with any investigative, administrative or judicial proceeding, whether or not SBC shall be designated a party thereto) which may be incurred by SBC relating to or arising out of any actual or proposed use of Advances hereunder; PROVIDED, HOWEVER, that the Borrower shall not be required to indemnify SBC for any such liabilities, losses, damages, costs or expenses incurred by SBC as a result of SBC's gross negligence or willful misconduct.

    4. AVAILABILITY. Advances of durations of 3, 6, 9 or 12 months shall be available to the Borrower hereunder; provided, however (and notwithstanding the provisions of Sections 1 and 7 hereof), that if on the expiry date with respect to any Tranche, as set forth or described in clauses (a)-(c) of Section 1 hereof (its "EXPIRY DATE"), any amount shall be owing by SBC to the Borrower under the put option transaction relating to the Shares serving primarily as security for such Tranche, as identified or described in Section 2 hereof (a "PUT"), SBC shall if requested by the Borrower make an Advance to the Borrower on the Expiry Date not exceeding such amount and having an Interest Period beginning on such Expiry Date and ending on the settlement date for such Put.

    For the purposes of this Agreement, it is understood that, except as provided in the foregoing paragraph, (i) the duration of each Advance shall be referred to as an "INTEREST PERIOD"; (ii) the Borrower is required to repay each Advance on the last day of the Interest Period for such Advance; (iii) each Advance shall be in the amount of U.S. $50,000 or a greater integral multiple of U.S. $10,000; and (iv) no Advance shall have an Interest Period which extends beyond its Tranche's Expiry Date .

    5. INTEREST. Interest shall be payable in respect of the outstanding principal amount of each Advance at the maturity thereof and, in the case of any Advance in excess of three months, every three months after the beginning thereof. Advances shall bear interest at a rate per annum (fixed for the duration of each Advance) equal to 0.50% in excess of, at the Borrower's option
(a) SBC's reserve-adjusted Eurodollar Rate or (b) LIBOR.

    Any amount not paid by the Borrower when due hereunder shall, to the fullest extent permitted by applicable law, bear interest, payable on demand, at a rate per annum equal to 3% per annum in excess of the Base Rate.

    "EURODOLLAR RATE" shall mean the rate so designated by SBC and determined in accordance with the practice of SBC from time to time. "LIBOR" shall mean, for any Interest Period, the offered rate for deposits in U.S. dollars for a period equal to such Interest Period which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) two Business Days before the beginning of such Interest Period (or, if at least two such rates appear, the arithmetic mean of such rates). "BUSINESS DAY" shall mean any day on which dealings in Dollar deposits are carried on in the London interbank market and other than a Saturday, Sunday or other day on which banks in New York City are authorized or required to close.

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    "BASE RATE" shall mean the higher from time to time of (i) SBC's Prime Rate and (ii) 0.50% in excess of the rate payable by SBC from time to time for overnight Federal funds, the Base Rate to change when and as such other rates shall change. "PRIME RATE" shall mean the rate so designated by SBC and determined in accordance with the practice of SBC from time to time.

    6. INCREASED COSTS. If at any time SBC shall have determined (which determination shall, absent manifest error, be final, conclusive and binding on all parties hereto) that as a result of any change in any applicable law or governmental rule, regulation or order (including any applicable law or governmental rule, regulation or order respecting capital adequacy), or any interpretation thereof, including the enactment of any law or governmental rule, regulation or order (whether or not having the force of law), the cost to SBC of maintaining this Agreement or making, funding or maintaining any Advance shall be materially increased or the yield to SBC on such Advance shall be materially diminished, then SBC shall promptly notify the Borrower thereof, showing in reasonable detail the basis for the calculation of such increased costs or diminished yield, and the Borrower shall pay to SBC an amount sufficient to indemnify SBC thereagainst.

    7. NOTICE OF INTENTION TO BORROW. The Borrower shall give SBC prior notice (a "NOTICE OF BORROWING") by telephone or telex (to be subsequently confirmed in writing) or in writing (effective upon receipt) of its intention to borrow an Advance, specifying the date, amount and tenor of the proposed Advance, such notice to be received not later than 12:00 Noon (New York time) on a date no later than (a) in the case of an Advance bearing interest at a rate calculated by reference to the Eurodollar Rate, one Business Day prior to the date of the proposed Advance and (b) in the case of an Advance bearing interest at a rate calculated by reference to LIBOR, three Business Days prior to the date of the proposed Advance.

    8. PAYMENTS. All payments made hereunder or under the Note (as hereinafter defined) shall be made to SBC in lawful and freely transferable money of the United States of America in immediately available funds and shall be made without deductions for any present or future taxes, withholdings, deductions or any other charges (the "TAXES") imposed or required by any political or taxing authority, it being understood that the net amount received by SBC after payment of the Taxes by the Borrower shall not be less than the payment provided for hereunder. All payments shall be made to Account No. 101-YR-196126 at the office of SBC in New York City, or other such office or account of SBC as SBC shall from time to time designate. Interest payments shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

    9. FUNDING COSTS. If for any reason an Advance is prepaid, as a result of acceleration or otherwise, or if the Borrower fails for any reason to borrow in accordance with a Notice of Borrowing, the Borrower shall pay to SBC, on demand, an additional amount as shall be required to compensate SBC for any loss (including, without limitation, loss of margin) connected with its reemployment of the amount so prepaid or of those funds acquired by SBC to fund the Advance proposed in such Notice of Borrowing, as the case may be.

    10. CONDITIONS PRECEDENT. The making of Advances by SBC to the Borrower hereunder is subject, without limitation, to the satisfaction of the following conditions:

        (a) SBC shall have received (i) a duly executed note (the "NOTE") in the form of EXHIBIT A hereto, (ii) a duly executed Put Payout Agreement (the "PUT PAYOUT AGREEMENT") in the form of EXHIBIT B hereto, and (iii) a duly executed Form or Forms U-1 ("FORMS U-1") issued by the Board of Governors of the Federal Reserve System.

        (b) The Borrower shall have executed and delivered to SBC such financing statements on Form UCC-1 as SBC may request in connection with the transaction evidenced hereby.

        (c) All legal matters and proceedings in connection with the transaction contemplated by this Agreement shall be satisfactory in form and substance to SBC and its counsel, and SBC shall have

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
    received such documents and evidence of proceedings in connection with the transaction as it shall reasonably request.

        (d) There shall exist no Event of Default (as hereinafter defined) and no condition, event or act which, with the giving of notice or lapse of time or both, would constitute an Event of Default, and all representations and warranties made by the Borrower herein shall be true and correct with the same effect as if those representations and warranties had been made on and as of the date of the proposed Advance.

    11. REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement:

        (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        (b) The Borrower has the corporate power to execute, this Agreement, the Security Agreement, the Put Payout Agreement, the Forms U-1, the Note, the Representation Letter and each Supplement (the "OPERATIVE DOCUMENTS"), to deliver the Operative Documents and to perform its obligations under the Operative Documents and has taken all necessary corporate action to authorize such execution, delivery and performance.

        (c) Such execution, delivery and performance do not violate or conflict with the Borrower's charter, by-laws or other constitutive documents, any law applicable to the Borrower, any order or judgment of any court or other agency of government applicable to the Borrower or any of its assets or any contractual restriction binding on or affecting the Borrower or any of its assets.

        (d) All governmental and other consents that are required to have been obtained by the Borrower with respect to the Operative Documents have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

        (e) The Borrower's obligations under the Operative Documents constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms .

        (f) There is not pending or, to the Borrower's knowledge, threatened against it any action, suit or other proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to have a material adverse effect on the business, operations, prospects or condition (financial or otherwise) of the Borrower or to affect the legality, validity or enforceability against the Borrower of any of the Operative Documents or its ability to perform its obligations under the Operative Documents.

        (g) All information furnished by or on behalf of the Borrower pursuant to Section 12(a) hereof and in the Representation Letter is, as of the date of such information, true, accurate and complete in every material respect .

        (h) No proceeds of any Advance will be used in any manner which would violate of cause SBC to be in violation of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

        (i) The address of the principal place of business of the Borrower is set forth following its signature hereto.

        (j) There exists no restriction on the Borrower's ability to pledge the Shares in favor of SBC and no internal sales restrictions of the Issuer or any other contractual agreement binding on the Issuer or the Borrower that restricts SBC's right to sell the Shares upon any foreclosure thereupon,
    other than the Registration Rights Agreement, dated as of February   , 1998,
    between the Issuer and GST USA, Inc.

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
    12. COVENANTS. The Borrower covenants and agrees that, until all obligations incurred by the Borrower under the Operative Documents are paid in full and so long as this Agreement is in effect, the Borrower will:

        (a) Provide to SBC, with reasonable promptness, any public information relating to the financial condition of the Borrower as SBC may from time to time reasonably request.

        (b) Promptly give written notice to SBC of any condition, event or act which, with or without the giving of notice or the lapse of time, or both, would constitute an Event of Default.

        (c) Promptly execute and deliver at the Borrower's expense all further instruments and documents (including any financing statements under the Uniform Commercial Code as enacted in any applicable jurisdiction), and take all further action, that may be necessary or that SBC may request in order to perfect or protect any security interest granted or purported to be granted under any Operative Document or to enable SBC to exercise and enforce its rights and remedies thereunder.

        (d) Promptly (and in any event within two weeks) inform SBC in writing of any change of the address of its principal place of business from the address set forth following its signature hereto.

        (e) Not amend or modify any agreement affecting the Shares, or enter into any agreement that would restrict the transferability of the Shares.

    13. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

        (a) The Borrower shall fail to pay when due any amount payable under any Operative Document;

        (b) The Borrower shall fail to perform or observe any term or covenant contained in any Operative Document or an Event of Default as defined therein shall occur under the ISDA Master Agreement dated as of February 26, 1998 between the Borrower and SBC (such agreement, together with any confirmation thereunder, the "MASTER AGREEMENT"), or any representation or warranty made by the Borrower in this Agreement or the Master Agreement or in any certificate or other document or statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall prove to have been incorrect or untrue in any material respect on the date as of which made;

        (c) A default or event of default shall occur in respect of notes, other loans or similar evidences of indebtedness of the Borrower, the effect of which is to cause, or to permit the holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity, or any such indebtedness shall not be paid within any applicable grace period after the due date thereof;

        (d) One or more judgments or decrees shall be entered against the Borrower involving in the aggregate for the Borrower a liability (not paid or fully covered by insurance) of $10,000,000 or more, and such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days after the entry thereof;

        (e) The Borrower shall make an assignment for the benefit of creditors or a composition with creditors, shall generally fail to pay its debts as they become due, shall file (or take any action for the purpose of filing) a petition commencing a voluntary case concerning the Borrower under any reorganization or bankruptcy laws, or an involuntary case under such laws shall be commenced against the Borrower; or

        (f) The Borrower shall fail to comply with any of the provisions of the Security Agreement or the Security Agreement shall cease to be in full force and effect;then, and in any such event, SBC may by notice to the Borrower take the following actions: (i) terminate the Facility, whereupon the same shall terminate forthwith, (ii) declare the Advances and all interest accrued and unpaid thereon, and all other sums due under any Operative Document, to be immediately due and payable without

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
    presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (iii) exercise such rights and remedies under this Agreement, the Security Agreement or under the Uniform Commercial Code or other applicable law which it deems appropriate under the circumstances to enforce such documents.

    The Borrower agrees to provide or procure at the Borrower's expense such documents and assistance as SBC may deem necessary or desirable in order to effect a sale of any Shares following an Event of Default hereunder. The Borrower hereby irrevocably appoints SBC as the Borrower's attorney-in-fact, with effect upon the occurrence of an Event of Default, to execute and deliver in the name of the Borrower any document necessary or desirable in connection with such sale.

    14. ASSIGNMENT. SBC shall have the right at any time (a) to transfer or assign any of its rights or obligations hereunder or under the Note to any office or subsidiary of SBC or to make any Advance provided hereunder through any such office or subsidiary, and (b) to assign and pledge all or any portion of its rights hereunder or under the Note to any Federal Reserve Bank.

    15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided that the Borrower shall not be permitted to assign any of its rights and obligations hereunder without the prior written consent of SBC.

    16. GOVERNING LAW AND JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    The Borrower hereby irrevocably submits to the jurisdiction of any court of the State of New York or of the United States for the Southern District of New York with respect to any action or legal proceeding arising out of or relating to this Agreement or the Note. The Borrower hereby irrevocably agrees and consents that any such action or legal proceeding may also be brought before the courts of the jurisdiction of the Borrower's principal residence if SBC so elects.

    THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY.

    17. EXPENSES. The Borrower agrees to reimburse SBC for any out-of-pocket expenses, including reasonable fees and disbursements of legal counsel, incurred in connection with (a) the enforcement of any Operative Document or the Master Agreement, the Note or any other document submitted hereunder or in connection herewith, or (b) the preservation of SBC's rights hereunder or thereunder.

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
IN WITNESS WHEREOF, the Borrower and SBC have executed and delivered this Agreement as of the date first above written.

                                SWISS BANK CORPORATION,
                                NEW YORK BRANCH

                                By:
                                     -----------------------------------------
                                     Title:

                                By:
                                     -----------------------------------------
                                     Title:

                                HAMBRECHT & QUIST CALIFORNIA

                                By:             /s/ PATRICK J. ALLEN
                                     -----------------------------------------
                                     Title: Chief Financial Officer
                                     Address: One Bush Street
                                             San Francisco, CA 94104

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